Filed Pursuant to Rule 433

to Prospectus dated November 2, 2017

Registration Statement No. 333-221291

Dominion Energy Reliability Investment P.O. Box 75713 Chicago, IL 60675-5713

Dominion Energy Reliability InvestmentSM Welcome FAQs

How can funds be added to Dominion Energy Reliability Investment?

You can invest additional funds into an established Dominion Energy Reliability Investment by mailing an investment slip along with a check for $50 or more payable to Dominion Energy Reliability Investment to:

Dominion Energy Reliability Investment

P.O. Box 75713

Chicago, IL 60675-5713

Additionally, you may electronically transfer funds into your Dominion Energy Reliability Investment by automated clearing house (ACH) or wire transfer. Contact us at 866.876.0001 for more details.

How do I set up an electronic funds transfer on my existing Dominion Energy Reliability Investment?

You can set up an electronic funds transfer (EFT) by completing the Change Form, including a voided check and mailing these items to the address listed on the Change Form.

Is there a “hold” placed on my investments?

While funds invested will begin to accrue interest on the day they are posted, they are available for redemption based on how the funds were invested:

•	The initial investment will be available no more than five business days after the date of credit.

•	Funds invested via check are available for redemption five business days after the date of credit.

•	Funds invested via ACH transfer are available for redemption five business days after the date of credit.

•	Funds invested via the automated Social Security investment option are available for redemption the first business day after date of credit.

See the prospectus for more details on fund redemption options.

What if my investment balance falls below the minimum required amount?

You will be notified if your investment will be redeemed and will have 60 days to provide additional funds to increase your investment to the applicable minimum balance required before your investment is redeemed. If the minimum investment balance of $1,000 is not attained or maintained, we may redeem the principal amount of your notes, together with accrued and unpaid interest, and mail the proceeds to your registered address. If you are a Dominion Energy Employee, the minimum required investment balance of $1,000 must be attained within ten months of enrollment. Thereafter, the $1,000 minimum investment balance must be maintained.

How can I change my address or ownership of my investment?

You may make changes to your address, ownership name, EFT information, and linked bank account by filling out the appropriate section of the Change Form, which can be found on our website. You may also request a copy of the Change Form by calling 866.876.0001. In order for us to process your request, the change form must include the signatures of each authorized signer listed on your Dominion Energy Reliability Investment and may require a medallion signature guarantee. See the Change Form for more details.

Send your completed Change Form to:

Dominion Energy Reliability Investment

P.O. Box 75713

Chicago, IL 60675-5713

How can I redeem all or a portion of my Dominion Energy Reliability Investment?

You can redeem all or some of your investment by using your Dominion Energy Reliability Investment redemption checks, sending a written request to Dominion Energy Reliability Investment at the agent bank’s correspondence address, and using our telephone redemption, and directed redemption options.

Are there any fees associated with my Dominion Energy Reliability Investment?

There are no maintenance fees associated with your investment, nor are there charges for your redemption checks (both initial and additional) or using the redemption checks so long as checks are written for $250 or more. You may incur a charge for obtaining any applicable signature guarantee.

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Contact us at: 866.876.0001	Dominion Energy Reliability Investment	Page 1 of 2

Dominion Energy Reliability Investment P.O. Box 75713 Chicago, IL 60675-5713

The following fee schedule applies:

Insufficient funds:	$15
Stop payment requests:	$15

Fees will be debited directly from your investment balance as a partial redemption of your notes. Please see the prospectus for additional details.

How do I order additional checks?

You may order additional checks by logging on to our website, using the reorder stub located in your Dominion Energy Reliability Investment checkbook or calling us at 866.876.0001.

Can I add a beneficiary to my Dominion Energy Reliability Investment?

No. Beneficiaries are not offered on Dominion Energy Reliability Investments. However, we do offer joint ownership, with rights of survivorship, as well as trust ownership. You should consult your attorney or other estate planning professional for estate planning advice applicable to your specific circumstances.

Can my Dominion Energy Reliability Investment redemption checks be used as electronic checks at a point of sale?

No, the conversion of redemption checks to electronic debit is not permitted.

Whom do I contact with questions or to request additional information?

Please visit www.reliabilityinvestment.ntrs.com for more information, or call 866.876.0001 with any questions. Our service agents are available from 8:30am to 7pm ET, Monday through Friday, except holidays.

Contact us at: 866.876.0001	Dominion Energy Reliability Investment	Page 2 of 2